EXHIBIT 23 - CONSENT OF DELOITTE & TOUCHE LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-130292 on Form S-3ASR, Registration Statement No. 333-120643 on Form S-4, and Registration Statement Nos. 333-36204, 333-56946, 333-59290, 333-83971, and 333-89876 on Form S-8 of our reports dated March 1, 2006, relating to the financial statements and financial statement schedules of Frontier Oil Corporation (which included an emphasis of a matter paragraph regarding the Company’s adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2006